Exhibit 4.1

OFFICERS’ CERTIFICATE
PURSUANT TO SECTION 301 OF THE INDENTURE
5.21% NOTES DUE SEPTEMBER 1, 2020

We, the undersigned David W. Stevens, President and Chief Executive Officer, and Larry C. Rosok, Vice President – Human Resources and Corporate Secretary, of Cascade Natural Gas Corporation (the “Company”), in accordance with Section 301 of the Indenture, dated as of August 1, 1992, as amended and supplemented through the date hereof, including by this Officers’ Certificate (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York (the “Trustee”), and pursuant to the Board Resolution adopted by the Company’s Board of Directors on July 26, 2005, do hereby establish a series of debt securities with the following terms and characteristics (capitalized terms used and not defined herein have the meanings specified in the Indenture, and the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

(1)           the title of the securities of such series shall be “5.21% Notes due September 1, 2020” (the “Notes”); the form of the Notes shall be in substantially the form attached hereto as Exhibit A which form is hereby authorized and approved;

(2)           the initial aggregate principal amount of Notes to be authenticated and delivered under the Indenture shall be $15,000,000 (additional Notes, without limitation as to amount, and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in the Indenture);

(3)           except as otherwise provided in the form of Note attached hereto with respect to payment at the Stated Maturity Date (as hereinafter defined) or any redemption thereof, interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest; any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture;

(4)           the principal of the Notes shall be due and payable on September 1, 2020 (the “Stated Maturity Date”), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

(5)           the Notes shall bear interest at a fixed rate of 5.21% per year; interest shall accrue on any Note from September 1, 2005 or the most recent date to which interest has been paid or duly provided for, or, if the authentication date of any Note is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date; the Interest Payment Dates for the Notes shall be March 1 and September 1 of each year, with an initial Interest Payment Date of March 1, 2006, and the Regular Record Date shall be the close of business on the fifteenth calendar day of the month immediately preceding the month in which the applicable Interest Payment Date falls (whether or not a Business Day); and interest shall be calculated on the basis of a 360-day year of twelve 30-day months;

(6)           in addition to the corporate trust office of The Bank of New York (an affiliate of the Trustee) in the Borough of Manhattan, the City of New York, State of New York, the Trustee’s corporate trust office in Los Angeles, California, shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange, and at which notices and demands to or upon the Company with respect to the Notes and the Indenture may be served;

(7)           the Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to the greater of (1) 100% of the principal amount being redeemed on that redemption date or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the “treasury yield,” as defined in the Notes, plus 0.20%, as determined by a reference treasury dealer appointed by the Company for such purpose, plus, in each case, accrued and unpaid interest to the redemption date; in the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof;

(8)           the Notes shall be issued in global form and the depository for Notes issued in global form shall be The Depository Trust Company (the “Depository”); beneficial interests in Notes issued in global form may not be exchanged, in whole or in part, for the individual securities represented thereby, except that (a) if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed within 90 days, the Company will issue individual certificate notes in exchange for global notes, (b) if the Company at any time and in its sole discretion determines not to have the Notes represented by one or more global notes, or (c) if there shall have occurred an Event of Default with respect to the Notes, the Company will issue individual certificate notes in exchange for the global notes; owners of beneficial interests in such global notes will not be considered the Holders thereof for any purpose under the Indenture, and no global note representing a Note shall be exchangeable, except for another global note of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor depository or its nominee; the rights of Holders of such global notes shall be exercised only through the Depository;

(9)           not applicable;

(10)         the Notes issued shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000;

(11)         not applicable;

(12)         not applicable; and

(13)         the Opinion of Counsel referred to in clause (z) of Section 401 of the Indenture, as such Section 401 was amended by the First Supplemental Indenture dated as of October 25, 1993 between the Company and the Trustee, shall be based upon a change in federal income tax law after the date of issuance of the Notes or a ruling of the Internal Revenue Service and, in addition to what is required by such Section 401, shall be to the effect that the Holders of the Notes will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case but for the discharge.

IN WITNESS WHEREOF, we have hereunto signed our names this 1st day of September, 2005.

/s/ David W. Stevens
David W. Stevens
President and Chief Executive Officer

/s/ Larry C. Rosok
Larry C. Rosok
Vice President – Human Resources and Corporate Secretary

EXHIBIT A

[FORM OF 5.21% NOTES DUE SEPTEMBER 1, 2020]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE TO BE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This instrument is a global instrument within the meaning of the Indenture hereinafter referred to and is registered in the name of a depository or a nominee of a depository.  This instrument is exchangeable for instruments registered in the name of a person other than the depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this instrument (other than a transfer of this instrument as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository) may be registered except in such limited circumstances.

Unless and until this Note is exchanged in whole or in part for certificated Notes registered in the names of the various beneficial holders hereof, as then certified to the Company by the Depository or a successor depository, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

No. R-1	CUSIP No. 147339AK1

CASCADE NATURAL GAS CORPORATION

5.21% Notes due September 1, 2020

Principal Amount:	$15,000,000

Regular Record Dates:	Fifteenth calendar day of the month immediately preceding the month in which the applicable Interest Payment Date falls (whether or not a Business Day)

Original Issue Date:	September 1, 2005

Stated Maturity Date:	September 1, 2020

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1 of each year, beginning March 1, 2006

Interest Rate:	5.21% per annum

Authorized Denominations:	$1,000 or any integral multiple thereof

Optional Redemption:	In whole at any time, or in part from time to time, at the option of the Company, as described herein

Cascade Natural Gas Corporation, a corporation duly organized and existing under the laws of the State of Washington (herein called the “Company”, which term includes any successor corporation under the Indenture referred to hereinafter), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Fifteen Million Dollars ($15,000,000) on the Stated Maturity Date specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if authentication is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date, semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2006, at the Interest Rate per annum specified above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity Date or on a Redemption Date or upon acceleration) shall, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity Date or on any

Redemption Date will be paid to the Person to whom principal is payable.  Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (notice whereof shall be given to Holders of Notes of this series not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date), or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes for this series may be listed (and upon such notice as may be required by such exchange), all as more fully provided in the Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates.  Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date, any Redemption Date or the Stated Maturity Date shall not be a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day, as if each such payment were made on the date such payment were due, and no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity Date, as the case may be, to such Business Day.

Payment of the principal of, and interest on, this Note at the Stated Maturity Date or earlier redemption shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) upon surrender of the Notes at the Corporate Trust Office of the Trustee or at such other office or agency as may be designated for such purpose by the Company from time to time.  Payment of interest on this Note shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) to the Person entitled thereto as indicated in the Instrument Register.  Payment of the principal of and interest on this Note, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CASCADE NATURAL GAS CORPORATION

By:
David W. Stevens
President and Chief Executive Officer

[Seal]

ATTEST:
Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:  September 1, 2005

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

This Note is one of a duly authorized issue of Instruments of the Company issued and issuable in one or more series under an Indenture, dated as of August 1, 1992 (such Indenture, as amended and supplemented through the date hereof, including by an Officers’ Certificate dated the date hereof, together with any constituent instruments establishing the terms of particular Instruments, being herein called the “Indenture”), of the Company to The Bank of New York Trust Company, N.A., as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture.  This Note is one of the series designated on the face hereof as 5.21% Notes due September 1, 2020 in the initial aggregate principal amount of $15,000,000.  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

The Company shall have the right, at its option, subject to the terms and conditions of the Indenture, to redeem this Note in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount being redeemed on that redemption date or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Note being redeemed on that redemption date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the “treasury yield,” as defined below, plus 0.20%, as determined by a reference treasury dealer appointed by the Company for such purpose, plus, in each case, accrued and unpaid interest to the redemption date.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in The City of New York, or any place where the principal of or interest on the Notes is payable, are generally authorized or obligated by law or executive order to close.

“Comparable treasury issue” means the United States Treasury security selected by an “independent investment banker,” as defined below, as having a maturity comparable to the remaining term of the Notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release or any successor release is not published or does not contain those prices on that Business Day, (A) the average of the “reference treasury dealer quotations,” as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (B) if the Company obtains fewer than four reference treasury dealer quotations, the average of all the quotations which the Company obtains.

“Independent investment banker” means one of the “reference treasury dealers” as defined below, appointed by the Company.

“Reference treasury dealer” means any primary U.S. Government securities dealer in New York City selected by the Company.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by the reference treasury dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

“Treasury yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” as defined above, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the “comparable treasury price,” as defined above, for such redemption date.  The treasury yield will be calculated on the third Business Day preceding the redemption date.

Notice of redemption shall be given by mail to Holders of Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.  In the event of redemption of this Note in part only, a new Note or Notes of this series, of like tenor, for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the Indenture, then interest will cease to accrue on and after the redemption date on the Notes or portions of Notes called for redemption.  If redemption moneys are not deposited on or before the date fixed for redemption, the principal amount of the Notes called for redemption will continue to bear interest at the rate stated above until paid.

If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of and interest on the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Instruments of each series affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Instruments then Outstanding, on behalf of the Holders of all Instruments, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer or exchange of this Note is registrable in the Instrument Register, upon surrender of this Note for registration of transfer or exchange at the offices of The Bank of New York, New York City, New York, or at the Trustee’s corporate trust office in Los Angeles, California, or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Instrument Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees or to the Holder, as the case may be.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Notes of this series are issuable only in registered form, without coupons, in denominations of $1,000, and any amount in excess thereof that is an integral multiple of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like tenor and aggregate principal amount of Notes of this series, of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at the office or agency designated by the Company from time to time.  The Company shall not be required to (a) issue, register the transfer of or exchange Notes of this series during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes of this series called for redemption or (b) issue, register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or
 other identifying number of assignee]

[please print or typewrite name and address of assignee]

the within Note of CASCADE NATURAL GAS CORPORATION and does hereby irrevocably constitute and appoint                                           , Attorney, to transfer said Note on the books of the above-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.